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                                                                       EXHIBIT 5

            LEGAL OPINION AND CONSENT OF FREDERICK G. WOHLSCHLAEGER

                                March 26, 1999


Hartmarx Corporation
101 North Wacker Drive
Chicago, Illinois 60606

Gentlemen:

     As Senior Vice President, General Counsel and Secretary of Hartmarx Corporation (the "Company"), I, and other attorneys in this office, have participated with the Company and its officers in the preparation for filing with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-8 (the "Registration Statement") covering 1,675,000 shares of the Company's common stock, $2.50 par value (the "Shares"), and the stock purchase rights (the "Rights") attached to the Shares, for offering pursuant to the 1998 Incentive Stock Plan (the "Plan"). In connection with the filing of this Registration Statement, the rules and regulations of the SEC require my opinion as Senior Vice President, General Counsel and Secretary of the Company, on the matters set forth below.

     In rendering this opinion, I, and other attorneys in this office working under my supervision, have examined and relied upon originals or copies, certified or otherwise, of the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, the Rights Agreement dated as of December 6, 1995, between the Company and First Chicago Trust Company of New York, as Rights Agent, the Plan, the Registration Statement, and such other originals or copies of documents, records and instruments, including minutes of meetings of the Board of Directors of the Company and Stockholders of the Company, as we have deemed necessary or appropriate for the purposes of rendering this opinion. In all of our examinations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents purporting to be originals and the conformity to originals of all copies of documents.

          I am admitted to the practice of law in the State of Illinois, and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, but only to the extent specifically referred to herein.

     Based upon the foregoing, relying on the statements of facts contained in the documents examined, and in my capacity as Senior Vice President, General Counsel and Secretary of the Company, it is my opinion that:

      (i)   the Shares are duly authorized for issue; and
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Hartmarx Corporation
101 North Wacker Drive
March 26, 1999


      (ii) the Shares, when issued in accordance with the provisions of the Plan, and the Rights attached to the Shares will be legally issued, fully paid and non-assessable.

     I hereby consent to the use of my name in the Prospectus and in the Registration Statement, and to the filing of this opinion with the SEC as an Exhibit to such Registration Statement.

                                   Very truly yours,

                                   /s/ FREDERICK G. WOHLSCHLAEGER
                                       Frederick G. Wohlschlaeger,
                                       Senior Vice President, General
                                       Counsel and Secretary